Exhibit 99.1

One North Central Avenue, Phoenix, AZ 85004 (602) 366-8100

For Immediate Release	Contact:	Investors:	Stanton K. Rideout	(602) 366-8589
		Media:	Peter J. Faur	(602) 366-7993

Phelps Dodge Reports Record First Quarter Net Income of $386.7 Million, or $3.83 Per Share
(Includes Net Special Gains of $0.1 Million)

2005 First Quarter Highlights

•	Record first quarter net income was $386.7 million ($3.83 per share); first quarter 2004 net income was $185.7 million ($1.90 per share)

•	First quarter net income included after-tax, net special gains of $0.1 million; first quarter 2004 net income included after-tax, net special charges of $10.4 million (11 cents per share). (See Note 1 to Consolidated Financial Information for additional discussion)

•	The London Metal Exchange (LME) copper price averaged $1.482 per pound in the 2005 first quarter, compared with $1.239 in the corresponding 2004 period and $1.403 in the 2004 fourth quarter

•	The New York Commodity Exchange (COMEX) copper price averaged $1.468 per pound in the 2005 first quarter, compared with $1.231 in the corresponding 2004 period and $1.407 in the 2004 fourth quarter

•	The Metals Week Dealer Oxide molybdenum price averaged $31.31 per pound in the 2005 first quarter, compared with $8.27 in the corresponding 2004 period and $25.92 in the 2004 fourth quarter

•	Cash flow from operating activities was $314.1 million for the 2005 first quarter (net of an $85 million repayment of the trade receivables securitization facility), compared with $256.6 million in the corresponding 2004 period

Consolidated Results

(Dollars in millions except	First Quarter
per share amounts)	2005	2004
Sales and other operating revenues	$2,066.5	1,597.0
Operating income	$549.0	314.8
Minority interests	$(27.0)	(63.6)
Net income	$386.7	185.7
Earnings per common share	$3.83	1.90
Cash flow from operating activities	$314.1	256.6
Capital outlays and investments	$68.3	46.7
Total debt at period end	$1,046.8	1,871.6
Total debt-to-capital ratio	16.4%	33.0%
Cash at period end	$1,398.0	685.1

Supplemental Data – Special Items and Provisions

(Dollars in millions except	First Quarter
per share amounts)	2005	2004
Special Items and Provisions Impacting the Statement of Operations:
Operating income	$0.9	(6.8)
Total, after taxes and minority interests	$0.1	(10.4)
Per share	$—	(0.11)

The above table reflects what management believes are special items and provisions. We view special items as unpredictable and atypical of our operations in the period. We believe consistent identification, disclosure and discussion of such items, both favorable and unfavorable, provide additional information to assess the quality of our performance and our earnings or losses. In addition, management measures the performance of our reportable segments excluding special items. This supplemental data is not a substitute for any U.S. generally accepted accounting principles (GAAP) measure and should be evaluated within the context of our GAAP results. Our measure of special items may not be comparable to similarly titled measures reported by other companies. See Note 1 to Consolidated Financial Information for details of special items.

Live audio Webcast on April 27 at 9:30 a.m. (EDT); visit: www.phelpsdodge.com for more details

PHOENIX, April 27, 2005 – Phelps Dodge Corp. (NYSE: PD) today reported consolidated net income of $386.7 million, or $3.83 per share, for the 2005 first quarter. Net income included after-tax, net special gains of $0.1 million, which are summarized in Note 1. By comparison, in the 2004 first quarter, the company reported net income of $185.7 million, or $1.90 per share including after-tax, net special charges of $10.4 million, or 11 cents per share, which are also summarized in Note 1.

J. Steven Whisler, chairman and chief executive officer, said: “During the first quarter underlying market fundamentals continued to be quite positive for Phelps Dodge’s major products. As a result, pricing was strong for copper and molybdenum which helped us achieve record quarterly earnings of more than $386 million. We anticipate continued favorable market conditions for the foreseeable future.”

Sales

Consolidated sales were $2,066.5 million in the 2005 first quarter, compared with $1,597.0 million in the corresponding 2004 period.

The following table reflects the significant components of the change in revenues:

(Dollars in millions)

First Quarter
2005 vs. 2004
Higher copper realizations:
PD-produced sales	$88
Purchased sales	43

131

Higher (lower) copper volumes:
PD-produced sales	16
Purchased sales	(55)

(39)

Higher molybdenum realizations	320
Higher Wire and Cable sales	50
Higher Specialty Chemicals sales	16
Other, net	(8)

$470

Phelps Dodge Operations:

Phelps Dodge Mining Co. (PDMC)

PDMC Results

	First Quarter
(Dollars in millions except unit prices)	2005	2004
Sales and other operating revenues	$1,618.1	1,214.5
Operating income before special items and provisions	$556.3	330.2
Special items and provisions in operating income	$(5.9)	—
Operating income	$550.4	330.2
Minority interests in consolidated subsidiaries	$(25.6)	(63.1)
Capital outlays	$60.3	28.0

LME copper price (per lb.)	$1.482	1.239
COMEX copper price (per lb.)	$1.468	1.231
Metals Week molybdenum oxide price (per lb.)	$31.31	8.27

Copper production (own mines, in thousand tons)	311.2	302.2
Copper sales (own mines, in thousand tons)	311.2	307.9
Molybdenum production (own mines, in million lbs.)	14.7	13.5
Molybdenum sales (own mines, in million lbs.)	14.9	15.2

PDMC operating income of $550.4 million in the 2005 first quarter increased $220.2 million, or 67 percent, compared with the corresponding 2004 period. The increase primarily included the effects of (i) higher copper prices (approximately $96 million), including premiums and copper pricing adjustments, (ii) higher molybdenum earnings, including earnings from primary molybdenum mines (approximately $71 million) and by-product molybdenum (approximately $160 million) primarily due to higher prices, and (iii) higher precious metals credits (approximately $6 million). These were partially offset by higher copper production costs (approximately $110 million). The higher copper production costs (excluding by-product molybdenum credits) were primarily due to (i) higher energy costs (approximately $21 million), (ii) higher mining and milling costs due generally to higher mining rates, repairs and maintenance and the operational impacts of unusually heavy rainfall in the southwest United States (approximately $70 million), and (iii) higher smelting, refining and freight costs (approximately $33 million).

On April 13, 2005, the U.S. Department of the Interior affirmed the Bureau of Land Management’s Record of Decision issued in mid-2004 supporting a land exchange with the company. This action allows us to continue to push forward development of the proposed copper mining operation near Safford, Arizona. The proposed project includes development of the Dos Pobres and San Juan copper ore bodies, about eight miles north of Safford in southeastern Arizona.

Phelps Dodge Industries (PDI)

PDI Results

	First Quarter
(Dollars in millions)	2005	2004
Sales and other operating revenues:
Specialty Chemicals	$180.0	163.9
Wire and Cable	268.4	218.6

	$448.4	382.5

Operating income before special items and provisions:
Specialty Chemicals	$13.2	11.2
Wire and Cable	11.6	4.1

	$24.8	15.3

Special items and provisions in operating income:
Specialty Chemicals	$—	—
Wire and Cable	0.4	(1.8)

	$0.4	(1.8)

Operating income:
Specialty Chemicals	$13.2	11.2
Wire and Cable	12.0	2.3

	$25.2	13.5

Minority interests in consolidated subsidiaries	$(1.4)	(0.5)

Capital outlays	$7.5	8.9

PDI’s 2005 first quarter sales of $448.4 million were $65.9 million, or 17 percent, higher than sales in the 2004 first quarter. Specialty Chemicals 2005 first quarter sales increased $16.1 million, or 10 percent, compared with the 2004 first quarter primarily as a result of foreign exchange impacts (approximately $10 million) and improved pricing primarily due to the pass-through of higher feedstock oil costs to customers and negotiated price increases in North America (approximately $6 million). Wire and Cable 2005 first quarter sales increased $49.8 million, or 23 percent, compared with the 2004 first quarter primarily as a result of increased demand and metal prices for energy cables and building wire in international markets (approximately $49 million).

Operating income increased $11.7 million in the 2005 first quarter compared with the 2004 first quarter. The $2.0 million increase in Specialty Chemicals operating income was primarily due to improved margins reflecting higher prices (approximately $8 million); partially offset by higher costs associated with accelerated depreciation (approximately $5 million) for 2004 operational restructuring activities. The $9.7 million increase in Wire and Cable operating income was primarily due to improved margins and higher sales volumes for energy cables and building wire in the international markets (approximately $6 million), the impact of higher special, net pre-tax gains of $2.2 million and lower depreciation expense (approximately $1 million) primarily associated with its magnet wire restructuring plan.

Corporate Matters

Cash provided by operating activities was $314.1 million in the 2005 first quarter, compared with $256.6 million in the corresponding 2004 period. The increase of $57.5 million primarily reflected higher earnings (approximately $201 million); partially offset by higher working capital requirements primarily for accounts payable and accrued expenses (approximately $92 million) and inventories and supplies (approximately $33 million). In January 2005, we repaid the outstanding balance of $85 million that was advanced under the trade receivable securitization facility. The program remains in place on an undrawn basis.

The company’s total debt at March 31, 2005, was $1,046.8 million, compared with $1,096.9 million at December 31, 2004. The company’s ratio of debt to total capitalization was 16.4 percent at March 31, 2005, versus 18.3 percent at December 31, 2004.

The company continues to take various actions designed to ensure financial flexibility to effectively achieve its operating and strategic objectives:

1.	On April 1, 2005, the company amended the agreement for its $1.1 billion revolving credit facility, extending its maturity to April 20, 2010, and slightly modifying its fee structure.

2.	On April 15, 2005, the company filed a $400 million shelf registration statement with the Securities and Exchange Commission on Form S-3. We currently have outstanding $600 million under a shelf registration statement that was declared effective on July 15, 2003. We are planning to combine the two registration statements into a new $1 billion shelf registration. The shelf registration provides flexibility to efficiently access capital markets should financial circumstances warrant.

3.	Our Board of Directors has authorized and recommends that shareholders approve an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 200 million shares to 300 million shares. This increase will provide additional flexibility for the company to acquire assets or companies, implement stock splits or stock dividends, raise capital, institute employee benefit plans, and pursue other corporate purposes.

The company continues to progress previously announced strategic matters intended to maximize economic return of certain existing investments:

1.	In the first quarter of 2005, Phelps Dodge executed definitive agreements permitting Sumitomo Metal Mining Co. Ltd. and Sumitomo Corp., known collectively as Sumitomo, to acquire an equity position of between 21 percent and 24.99 percent in Sociedad Minera Cerro Verde S.A.A. Pursuant to the agreements, Compañia de Minas Buenaventura S.A.A. (Buenaventura) also will increase its ownership position from 9.2 percent to as much as 20 percent.

The agreements formalize a previously announced agreement in principle among Phelps Dodge, Sumitomo and Buenaventura. Under the agreements, Phelps Dodge will maintain a majority interest in Cerro Verde. Final ownership percentages are dependent upon the decisions of various minority shareholders who own shares of Cerro Verde through the Lima Stock Exchange. The transaction will be accomplished through a general capital increase process by Cerro Verde and is subject to customary closing conditions.

The new capital invested by Sumitomo, Buenaventura and the other shareholders is expected to total up to approximately $440 million. It will be used as partial financing for an $850 million expansion to mine a primary sulfide ore body beneath the oxide ore body currently in production at Cerro Verde. The rest of the financing is expected to come from cash flow generated by its existing SX/EW operations and project debt. Processing of the sulfide ore is expected to begin in late 2006.

2.	The company is continuing to explore strategic alternatives for Phelps Dodge Industries that may include potential subsidiary sales, selective asset sales, restructurings, joint ventures and mergers, or, alternatively, retention and selective growth. We are actively working with advisors and interested parties to select the alternatives we believe will provide the best benefit for our shareholders.

On March 4, 2005, Phelps Dodge paid a regular quarterly dividend of 25 cents per common share for the 2005 first quarter; the amount for the quarter was $24.0 million. On April 6, 2005, Phelps Dodge declared a regular quarterly dividend of 25 cents per common share for the 2005 second quarter to be paid on June 3, 2005, to common shareholders of record at the close of business on May 16, 2005.

On February 15, 2005, the company paid a regular quarterly dividend of $1.6875 per mandatory convertible preferred share; the amount for the quarter was $3.4 million. On February 2, 2005, Phelps Dodge declared a quarterly dividend of $1.6875 per mandatory convertible preferred share to be paid on May 16, 2005, to preferred shareholders of record at the close of business on April 1, 2005.

On August 15, 2005, each share of Mandatory Convertible Preferred Stock will automatically convert, subject to certain adjustments, into between 2.083 and 2.5 shares of common stock depending on the then-current market price of our common stock based on the average closing price of the 20-day period preceding the conversion date.

Webcast of Conference Call

The public is invited to listen to a live audio Webcast of the company’s first-quarter conference call with the financial community on Wednesday, April 27, at 9:30 a.m. Eastern Daylight Time. Management plans to discuss 2005 first-quarter results and provide its outlook for the 2005 second quarter. Information pertaining to the Webcast can be found at the company’s Web site at http://www.phelpsdodge.com.

Company Profile

Phelps Dodge Corp. is one of the world’s leading producers of copper and molybdenum, the largest producer of molybdenum-based chemicals and continuous-cast copper rod, and among the leading producers of magnet wire and carbon black. The company and its two divisions, Phelps Dodge Mining Co. and Phelps Dodge Industries, employ more than 14,000 people worldwide.

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include those listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the company’s most recently filed annual report on Form 10-K for the fiscal year ended December 31, 2004.

###

PHELPS DODGE CORPORATION
STATEMENT OF CONSOLIDATED OPERATIONS
(Unaudited; in millions except per share data)

	First Quarter
	2005	2004
Sales and other operating revenues	$2,066.5	1,597.0

Operating costs and expenses
Cost of products sold (exclusive of items shown separately below)	1,322.9	1,098.4
Depreciation, depletion and amortization	129.4	124.9
Selling and general administrative expense	47.3	38.5
Exploration and research expense	18.8	13.6
Special items and provisions, net (see Note 1)	(0.9)	6.8

	1,517.5	1,282.2

Operating income	549.0	314.8
Interest expense	(23.7)	(39.0)
Capitalized interest	0.8	0.1
Early debt extinguishment costs	—	(22.4)
Miscellaneous income and expense, net	18.1	2.2

Income before taxes, minority interests in consolidated subsidiaries and equity in net earnings (losses) of affiliated companies	544.2	255.7
Provision for taxes on income (see Note 2)	(131.2)	(6.2)
Minority interests in consolidated subsidiaries	(27.0)	(63.6)
Equity in net earnings (losses) of affiliated companies	0.7	(0.2)

Net income	386.7	185.7
Preferred stock dividends	(3.4)	(3.4)

Net income applicable to common shares	$383.3	182.3

Weighted average number of common shares outstanding — basic	95.7	91.7

Basic earnings per common share	$4.00	1.99

Weighted average number of common shares outstanding — diluted	100.9	97.9

Diluted earnings per common share	$3.83	1.90

BUSINESS DIVISIONS
(Unaudited; in millions)

Sales and other operating revenues — unaffiliated customers
Phelps Dodge Mining Company	$1,618.1	1,214.5
Phelps Dodge Industries	448.4	382.5

	$2,066.5	1,597.0

Operating income (loss)
Phelps Dodge Mining Company	$550.4	330.2
Phelps Dodge Industries	25.2	13.5
Corporate and Other	(26.6)	(28.9)

	$549.0	314.8

See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED BALANCE SHEET
(Unaudited; in millions except per share prices)

	March 31,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$1,398.0	1,200.1
Accounts receivable, net	978.1	761.5
Mill and leach stockpiles	28.0	26.2
Inventories	406.7	392.1
Supplies	200.1	192.7
Prepaid expenses and other current assets	63.5	46.0
Deferred income taxes	44.5	43.1

Current assets	3,118.9	2,661.7
Investments and long-term receivables	135.5	120.7
Property, plant and equipment, net	5,285.5	5,318.9
Long-term mill and leach stockpiles	132.0	131.0
Deferred income taxes	47.2	61.8
Goodwill	103.5	103.5
Intangible assets, net	5.3	5.3
Other assets and deferred charges	195.3	191.2

	$9,023.2	8,594.1

Liabilities
Current liabilities:
Short-term debt	$30.3	78.8
Current portion of long-term debt	45.8	45.9
Accounts payable and accrued expenses	961.1	972.1
Dividends payable	3.4	3.4
Accrued income taxes	104.7	67.8

Current liabilities	1,145.3	1,168.0
Long-term debt	970.7	972.2
Deferred income taxes	457.4	448.4
Other liabilities and deferred credits	1,115.5	1,107.3

	3,688.9	3,695.9

Minority interests in consolidated subsidiaries	581.8	555.1

Shareholders’ equity
Common shares, par value $6.25; 200.0 shares authorized; 96.8 outstanding in 2005 and 95.9 outstanding in 2004	605.1	599.5
Preferred shares, par value $1.00; 6.0 shares authorized; 2.0 outstanding in 2005 and 2004	2.0	2.0
Capital in excess of par value	1,961.4	1,906.4
Retained earnings	2,599.2	2,239.9
Accumulated other comprehensive loss	(377.4)	(384.2)
Other	(37.8)	(20.5)

	4,752.5	4,343.1

	$9,023.2	8,594.1

See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited; in millions)

	Three Months Ended March 31,
	2005	2004
Operating activities
Net income	$386.7	185.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	129.4	124.9
Deferred income tax provision	24.4	(32.3)
Equity in net earnings (losses) of affiliated companies, net of dividends received	(0.1)	1.3
Special items and provisions	(0.9)	11.3
Early debt extinguishment costs	—	22.4
Minority interests in consolidated subsidiaries	27.0	63.6
Changes in current assets and liabilities:
Accounts receivable	(137.0)	(216.3)
Sale (repayment) of securitized accounts receivable	(85.0)	—
Mill and leach stockpiles	(1.8)	5.1
Inventories	(17.3)	9.4
Supplies	(8.0)	(1.3)
Prepaid expenses	(17.7)	(25.3)
Interest payable	15.2	20.0
Other accounts payable	(2.8)	67.5
Accrued income taxes	38.0	29.2
Other accrued expenses	(30.1)	(8.1)
Other operating, net	(5.9)	(0.5)

Net cash provided by operating activities	314.1	256.6

Investing activities
Capital outlays	(68.2)	(46.5)
Capitalized interest	(0.8)	(0.1)
Investments in subsidiaries and other, net of cash received and acquired	(0.1)	(0.2)
Proceeds from asset dispositions	1.2	1.1
Other investing, net	(3.2)	3.3

Net cash used in investing activities	(71.1)	(42.4)

Financing activities
Proceeds from issuance of debt	—	149.8
Payment of debt	(49.0)	(499.2)
Common dividends	(24.0)	—
Preferred dividends	(3.4)	(3.4)
Issuance of shares, net	31.3	151.6
Debt issue costs	—	(1.6)
Other financing, net	—	(38.4)

Net cash used in financing activities	(45.1)	(241.2)

Increase (decrease) in cash and cash equivalents	197.9	(27.0)
Increase at beginning of 2004 from fully consolidating El Abra and Candelaria	—	28.3
Cash and cash equivalents at beginning of period	1,200.1	683.8

Cash and cash equivalents at end of period	$1,398.0	685.1

See Notes to Consolidated Financial Information.

PHELPS DODGE MINING COMPANY
OPERATING STATISTICS
(Unaudited)

	First Quarter
	2005	2004
Copper production (thousand short tons):
Morenci:
Electrowon	92.1	102.3
Bagdad:
Concentrate	25.5	17.8
Electrowon	2.4	6.9
Sierrita:
Concentrate	19.5	18.0
Electrowon	2.0	—
Miami/Bisbee:
Electrowon	2.6	2.3
Chino/Cobre:
Concentrate	14.3	—
Electrowon	14.4	15.2
Tohono:
Electrowon	0.6	—
Tyrone:
Electrowon	10.4	11.2
Candelaria/Ojos del Salado:
Concentrate	57.3	55.5
Cerro Verde:
Electrowon	23.9	25.2
El Abra:
Electrowon	59.1	62.9
Manufacturing and Sales	0.9	0.3

Total copper production	325.0	317.6
Less 15% undivided interest at Morenci	(13.8)	(15.4)

Copper production on a consolidated basis	311.2	302.2
Less minority participants’ shares previously accounted for on a pro rata basis:
Candelaria (A)	(10.3)	(11.1)
El Abra (B)	(29.0)	(30.8)

Copper production on a pro rata basis	271.9	260.3

Copper sales (thousand short tons):
Total copper sales from own mines	325.0	323.3
Less 15% undivided interest at Morenci	(13.8)	(15.4)

Copper sales from own mines on a consolidated basis	311.2	307.9
Less minority participants’ shares previously accounted for on a pro rata basis	(39.9)	(41.8)

Copper sales from own mines on a pro rata basis	271.3	266.1

Total purchased copper (thousand short tons)	92.6	115.1

Total copper sales on a consolidated basis	403.8	423.0

Molybdenum concentrate production (million pounds)	14.7	13.5
Molybdenum sales (million pounds):
Net Phelps Dodge share from own mines	14.9	15.2

(A)	Reflects a 20% partnership interest in Candelaria in Chile.

(B)	Reflects a 49% partnership interest in El Abra in Chile.

PHELPS DODGE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

1. Special Items and Provisions

In the 2005 first quarter, the company recognized net special, pre-tax gains of $0.9 million. After taxes and the impact of minority interests, these gains were $0.1 million (refer to Note 2 for a further discussion of income taxes).

The following table summarizes special items for the 2005 and 2004 first quarters:

(Gains/(losses) in millions except per share amounts)

	2005 First Quarter			2004 First Quarter
			Per			Per
Statement of Consolidated Operations Line Item	Pre-tax	After-tax	Share	Pre-tax	After-tax	Share
Special items and provisions, net:
PDMC -
Environmental provisions, net	$(5.3)	(4.0)	(0.04)	—	—	—
Environmental insurance recoveries, net	(0.6)	(0.5)	—	—	—	—

	(5.9)	(4.5)	(0.04)	—	—	—

PDI -
Environmental provisions, net	—	—	—	(0.1)	(0.1)	—
Wire and Cable restructuring programs/closures	0.4	0.8	0.01	(1.7)	(1.1)	(0.01)

	0.4	0.8	0.01	(1.8)	(1.2)	(0.01)

Corporate and Other -
Environmental provisions, net	1.0	0.7	0.01	(4.6)	(3.5)	(0.04)
Environmental insurance recoveries, net	0.6	0.5	—	—	—	—
Historical legal matters	4.8	4.5	0.04	(0.4)	(0.4)	—

	6.4	5.7	0.05	(5.0)	(3.9)	(0.04)

	0.9	2.0	0.02	(6.8)	(5.1)	(0.05)

Interest expense:
Texas franchise tax matter	—	—	—	(0.9)	(0.7)	(0.01)

Early debt extinguishment costs	—	—	—	(22.4)	(17.6)	(0.18)

Miscellaneous income and expense, net:
Cost-basis investment write-down	—	—	—	(3.6)	(2.7)	(0.03)

Benefit (provision) for taxes on income:
Foreign dividend tax	—	(1.9)	(0.02)	—	—	—
Reversal of El Abra deferred tax asset valuation allowance	—	—	—	—	30.8	0.31

	—	(1.9)	(0.02)	—	30.8	0.31

Minority interests in consolidated subsidiaries:
Reversal of El Abra deferred tax asset valuation allowance	—	—	—	—	(15.1)	(0.15)

	$0.9	0.1	—	(33.7)	(10.4)	(0.11)

2. Provision for Taxes on Income

The company’s income tax provision for the 2005 first quarter resulted from:

•	taxes on earnings at international operations ($48.3 million), including recognition of valuation allowances ($0.4 million); and

•	taxes on earnings at U.S. operations ($82.9 million), including benefits from the release of valuation allowances ($21.3 million).

The company’s income tax provision for the 2004 first quarter resulted from:

•	taxes on earnings at international operations ($36.9 million), including benefits from the release of valuation allowances ($24.5 million); and

•	taxes on earnings at U.S. operations ($0.1 million), including benefits from the release of valuation allowances ($24.3 million); partially offset by

•	the reversal of the valuation allowance associated with deferred tax assets that were expected to be realized after 2004 at our 51 percent-owned El Abra copper mine ($30.8 million).

3.	Zero-Cost Copper Collars and Copper Put Options Outstanding for Certain 2005 and 2006 Expected Production

Phelps Dodge entered into a program to protect a portion of Phelps Dodge’s share of expected 2006 global production by purchasing zero-cost copper collars (approximately 564 million pounds) and copper put options (approximately 564 million pounds). The copper collars have an average LME put strike price (floor) of 95.4 cents per pound (settled against the monthly average LME price) and an average LME call strike price (ceiling) of $1.632 per pound (settled against an annual average LME price). The copper put options establish a floor price of 95.0 cents per pound (settled against the monthly average LME price). The put options were purchased for a 2 cents per pound premium. Phelps Dodge entered into the program as insurance to provide cash flows adequate to meet cash costs of production, principal and interest expense, and to sustain capital requirements.

During the second half of 2004, Phelps Dodge entered into programs to purchase zero-cost copper collars on approximately 94 percent of El Abra’s expected 2005 total production (approximately 452 million pounds) and 10 percent of PDMC’s expected remaining 2005 consolidated production (approximately 198 million pounds). The copper collars at El Abra have an average LME put strike price (floor) of $1.00 per pound (settled against the monthly average LME price) and an average LME call strike price (ceiling) of $1.376 per pound (settled against an annual average LME price). The copper collars on PDMC’s expected remaining consolidated production have an average LME put strike price (floor) of 94.3 cents per pound (settled against the monthly average LME price) and an average LME call strike price (ceiling) of $1.40 per pound (settled against an annual average LME price). Transactions under these copper price protection programs do not qualify as hedges for SFAS No. 133 hedge accounting treatment and will be adjusted to fair market value each reporting period with the offset recorded in earnings. At March 31, 2005, as a result of market prices ($1.468 per pound) exceeding the ceiling of our 2005 zero-cost collars ($1.376 per pound for El Abra and $1.40 per pound for PDMC), we recorded unrealized losses for our zero-cost collar programs of approximately $42 million for El Abra and $14 million for a small portion of PDMC’s remaining production. El Abra entered into its program in order to ensure a copper price sufficient to provide the necessary cash to repay its short-term borrowings arising from the 2004 fourth quarter prepayment of its senior debt obligations, repay sponsor support and to ensure financial flexibility. The other program covers a small portion of PDMC’s remaining production ensuring a minimum copper price for the restarted Chino facility to operate comfortably throughout 2005.

The actual impact of our 2005 zero-cost collar program will not be fully determinable until the maturity of the collars at year-end. The unrealized losses for our 2005 zero-cost collars were based on a projected full-year average LME futures price (including actual monthly average LME prices for the 2005 first quarter) at March 31, 2005, compared with the average LME call protection price per pound of $1.376 for El Abra and $1.40 for a small portion of PDMC’s remaining production. The average LME price differences per pound were multiplied by the annual contract amounts of approximately 650 million pounds combined.